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lcrouch@shearman.com (650) 838-3718	April 24, 2007

Western Goldfields Inc. 2 Bloor Street West Suite 2102, P.O. Box 110 Toronto, Ontario Canada M4W 3E2

Ladies and Gentlemen:

We are acting as special U.S. tax counsel to Western Goldfields Inc., an Ontario corporation (“WG Ontario”), in connection with the preparation of the Registration Statement on Form S-4 (File No. 333-141595) filed by WG Ontario with the Securities and Exchange Commission (the “Commission”) on March 27, 2007 and Amendment No. 1 to the Registration Statement to be filed with the Commission on the date hereof (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), common shares of WG Ontario. Any defined term used and not defined herein has the meaning given to it in the proxy statement/prospectus (the “Proxy Statement/Prospectus”) included in the Registration Statement.

For purposes of the opinion set forth below, we have, solely as to factual matters and with the consent of WG Ontario and Western Goldfields, Inc., an Idaho corporation (“WG Idaho”), relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the Agreement and Plan of Merger dated as of March 26, 2007, attached as Annex I to the Proxy Statement/Prospectus (the “Agreement”). We have also relied upon the accuracy of the Registration Statement and the Proxy Statement/Prospectus.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that, subject to the limitations set forth therein, the discussion contained in the Proxy Statement/Prospectus under the caption “Income Tax Consequences of the Reorganization - Material U.S. Federal Income Tax Consequences To Shareholders” is an accurate summary of the material U.S. federal income tax consequences to U.S. holders of WG Idaho common shares of the Reorganization and to U.S. holders and non-U.S. holders of the ownership and disposition of WG Ontario common shares. We adopt such discussion as our opinion.

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Western Goldfields Inc.	April 24, 2007

Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

LEC